The Murdock Group Releases Third Quarter Financials
November 28, 2000 1:39:00 PM ET

SALT LAKE CITY, Nov. 28 /PRNewswire/ -- The Murdock Group Holding Corporation (OTC Bulletin Board: TMGS), announced today the release of its third quarter financial reports. The Murdock Group Holding Corporation recently filed its quarterly report on Form 10-QSB for the quarter ended September 30, 2000. The company reports that it has made substantial progress since its last report and in comparison to the results reported for the quarter ended September 30, 1999 and the year ended December 31, 1999. Those results are summarized in the following chart:

    Results                                          Q3 2000        Q3 1999
    Revenues                                        $604,000       $398,000
    Gross Profit                                    $408,000       $251,000
                                                    2000 YTD        FY 1999
    Stockholder Deficit                           $7,000,000     $8,300,000
The company also reported that since September 30, 2000, the company further reduced its debt by more than $4,000,000. Details of these debt reductions are included in a discussion of subsequent events in the recently filed 10-QSB, but are not represented in the total.

Revenues and margins are increasing as operational losses and deficits are decreasing. The company expects revenues to continue to increase, as the company pursues an aggressive growth and acquisition strategy and continues to pursue its plan to restructure and reduce substantial portions of its long- term debt. The company's management believes that by turning full attention to reducing and restructuring a large portion of the outstanding obligations through real estate sales and debt to equity conversions the company will also see improvement in shareholder value and stock price.

About The Murdock Group

Founded in 1983, The Murdock Group has emerged as a business incubator with emphasis in the employment industry. The Murdock Group has incubated Internet offerings MyJobSearch.com, an employment portal, and CareerWebSource, a BtoB employment information company, as well as a full service brick and mortar career-coaching provider. The Murdock Group also has a real estate development group specializing in small to midsize entitlement projects. Forward-looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While these statements are made to convey the company's progress, business opportunities and growth prospects, readers are cautioned that such forward looking statements represent management's opinion. Actual company results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. A more extensive listing of risks and factors that may affect the business prospects of the Company and cause actual results to differ materially from those described in the forward- looking statements can be found in the reports and other documents filed by The Murdock Group with the Securities and Exchange Commission.

For more information contact, Investor Relations, Ron de Jong of de Jong & Associates, 877-943-9065, or 760-943-9065, fax, 760-943-7164, tmgs@dejong.org;
or Stephen Fitzwater, Executive VP of The Murdock Group, 801-268-3232, sf@murdock.com (C) 2000 PRNewswire